Exhibit 11.1 Statement re: computation of per share earnings


Loss per share calculations:

                                                    1997             1996              1995
                                                 ---------------------------------------------
Loss before extraordinary item and               (93,103,354)     (19,994,904)       (543,749)
cumulative effect of change in accounting
principle

Extraordinary item                                         --        (457,465)              --

Cumulative effect of change in accounting           (800,000)               --              --
principle
                                                 ---------------------------------------------
Net loss                                         (93,903,354)     (20,452,369)       (543,749)
                                                 =============================================

                                                 ---------------------------------------------
Weighted average common shares                     39,272,691       38,762,750      33,704,310
outstanding (basic and diluted)
                                                 ---------------------------------------------


Loss per common share (basic and diluted):

Loss before extraordinary item and                     (2.37)           (0.52)          (0.02)
cumulative effect of change in accounting
principle

Extraordinary item                                         --           (0.01)

Cumulative effect of change in accounting               (0.02)              --
principle
                                                  --------------------------------------------
Net loss                                                (2.39)           (0.53)         (0.02)
                                                  --------------------------------------------


532900.1